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                                                                    EXHIBIT 10.1

March 18, 2004

Stuart Patterson

Dear Stuart:

This letter is in response to your letter dated March 15, 2004 resigning as an Executive Officer and Director of ScanSoft, Inc. (the "Company").

As a result of your resignation as an Executive Officer and Director of the Company, the Compensation Committee of the Board of Directors has approved the following separation package:

         1. Your resignation as an Executive Officer and Director will be effective March 22, 2004 and the effective date of your termination will be March 22, 2004 (the "Separation Date").

         2. Upon acceptance of this agreement, the Company will continue to make salary payments to you, at your current rate of pay, minus all applicable payroll deductions and withholding for a period of eight (8) months and nine (9) days from the Separation Date. Severance benefits will be paid in semi-monthly installments in accordance with the Company's current payroll schedule. You will receive your severance benefit checks via direct deposit and a copy will be mailed to your home address that we have on record.

         3. The Company will pay for your health insurance continuation benefits provided under COBRA as of the Separation Date, for a period of eight (8) months and nine (9) days from the Separation Date. Thereafter, you will be eligible to participate in health insurance continuation benefits under COBRA at your own expense.

         4. The sixty four thousand five hundred (64,500) shares of restricted stock granted to you on March 25, 2003 and the two thousand nine hundred and ten (2,910) shares of restricted stock granted to you on February 24, 2004 (collectively, the "Restricted Stock") shall fully vest automatically without any further action by either party on the one year anniversary of the Separation Date, notwithstanding any terms of such grants to the contrary, subject however to your compliance with
                  Section 9 below.

         5. On the Separation Date you will be entitled to automatic acceleration of sixty two thousand five hundred (62,500) options to purchase shares of common stock granted to you on August 11, 2003, notwithstanding the terms of any such grants to the contrary.

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         6.       You will be able to exercise one hundred and eighty seven
                  thousand five hundred (187,500) options, which represents all vested stock options (and which includes the sixty two thousand five hundred (62,500) options accelerated pursuant to
                  Section 5), for a period of one (1) year following the Separation Date, notwithstanding any terms of such grant to the contrary.

         7. The Company will reimburse you for all reasonable out-of-pocket business expenses incurred by you on Company business through the Separation Date in accordance with company policy. In addition, on your Separation Date you will be paid for all accrued and unused vacation days.

         8. You agree that for a period of one (1) year after the Separation Date, you will not, without the express written consent of the Company, enter, engage in, participate in, or assist, either as an individual on your own or as a partner, joint venturer, employee, agent, consultant, officer, trustee, director, owner, part-owner, shareholder, or in any other capacity, in the United States of America, directly or indirectly, any other business organization whose activities or products are (a) related to speech systems, technologies, and/or applications and (b) competitive with the activities or products of the Company then existing or under development as of the Separation Date. Nothing in this Agreement shall prohibit you from working for such business organizations as long as you do not work for or with the department, division, or group in that employer's organization that is engaging in such competitive activities or developing such competitive products. Examples of such competitive business organizations under this paragraph include the following business organizations and their successors, affiliates, and assigns:
                  Nuance Communications, Inc., IBM Corporation's speech division, Microsoft Corporation's speech division, and A.T.&T. Corporation's speech division.

                  a. You recognize that these restrictions on competition are reasonable because of the Company's investment in goodwill, its customer lists, and other proprietary information and your knowledge of the Company's business and business plans. If any period of time or geographical area should be judged unreasonable in any judicial proceeding, then the period of time or geographical area shall be reduced to such extent as may be deemed required so as to be reasonable and enforceable.

                  b. Nothing in this Agreement shall preclude you from making passive investments of not more than two percent (2%) of a class of securities of any business enterprise registered under the Securities Exchange Act of 1934, as amended.

         9. You agree that you will not, either in your individual capacity or on behalf of or through any other entity, either directly or indirectly, hire, engage, recruit or participate in any way in the hiring, engagement or recruitment of, or participate in any effort to hire or solicit, any current or future employees of ScanSoft or any subsidiary thereof (the "ScanSoft Employees") for a period of one (1) year from the Separation Date (the "No Hire Period"), without the prior written consent of ScanSoft. For purposes of this Agreement, ScanSoft Employees shall not include employees terminated by ScanSoft.

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                  You also agree not to be involved in any way in any
                  discussions with any third party with which you are affiliated regarding the qualifications or employment of any ScanSoft Employee, and if asked or approached, you shall express no opinion regarding any ScanSoft Employee and shall state that you are not at liberty to discuss such matters pursuant to the terms of your Agreement with ScanSoft. If any ScanSoft Employee is hired during the No Hire Period in what ScanSoft believes is a violation of this Agreement, ScanSoft shall be entitled to request, and you shall be obligated to provide, an affidavit stating, under oath, that you had no involvement or participation, either directly or indirectly, in the hiring, engagement, recruitment, or solicitation of the ScanSoft Employee at issue and that you did not participate in any act to hire or solicit such employee.

                  If you violate this Section 9, you agree that you shall forfeit all or a portion of the Restricted Stock on the terms and conditions as set forth below:

                           (a) For a violation in connection with hiring, solicitation or efforts to recruit any current or future directors, vice presidents or senior vice presidents of ScanSoft or any persons on a list of 45 names of key ScanSoft employees, such list to be provided to you by ScanSoft by the Separation Date, you shall forfeit your rights to all of the Restricted Stock.

                           (b) For a violation in connection with the hiring, solicitation or efforts to recruit any enterprise, OEM and channel speech salesperson, you shall forfeit your rights to 50% of the Restricted Stock.

                           (c) For a violation in connection with the hiring, solicitation or efforts to recruit any other ScanSoft Employee (the "Remaining Employees"), ScanSoft shall be entitled to seek damages resulting from such violation of this provision but there shall be no forfeiture of the Restricted Stock as a result of the first such violation of this subparagraph (c). If you violate this subparagraph in connection with the hiring, solicitation or efforts to recruit a second of the Remaining Employees, you shall forfeit 50% of the Restricted Stock. If you violate this subparagraph (c) in connection with the hiring, solicitation or efforts to recruit a third or any other Remaining Employee, you shall forfeit 100% of the Restricted Stock.

         10. Both during and after your employment you acknowledge your continuing obligations not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. You agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships, products, customers, technology, research and development or financial affairs (the "Confidential and Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Confidential and Proprietary Information may include inventions, products, processes, applications, methods, techniques, formulas, composition, compounds, projects, developments, plans, research, data, financial data,

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                  personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of the Company.

                  You agree that all files, letters, memoranda, reports, records, data, sketches, drawings, or other written, photographic or other tangible material containing confidential and Proprietary Information, whether created by you or others, which shall come into your custody or possession shall be and are the exclusive property of the Company and shall be returned to the Company on the termination of your employment. After such delivery, you agree that you will not retain any such materials or copies thereof or any such tangible property.

         11. This Agreement shall be governed by Massachusetts law. Any action brought to enforce this Agreement shall be brought in a Massachusetts state or federal court, and each party to this Agreement hereby consents to personal jurisdiction over him or it in a Massachusetts state or federal court.

In exchange for the salary continuation and other consideration under this Agreement, and except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the Federal Age Discrimination in Employment Act of 1967, as amended (the "ADEA"); the federal Americans with Disabilities Act of 1990; the Massachusetts General Laws, c151B; the Massachusetts Fair Employment Practices Act, and any other applicable law, rule, regulation or guideline; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have forty-five (45) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution

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of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date.

Neither you nor the Company will make any statements that are professionally or personally disparaging about, or adverse to, the interests of the other, including but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the other party. Neither you nor the Company will engage in any conduct which is intended to harm professionally or personally the reputation of the other party.

ScanSoft will reimburse you for your actual legal fees incurred in connection with the preparation and negotiation of this Agreement, as demonstrated by detailed invoices from your counsel, up to a maximum of six thousand dollars ($6,000).

Based on mutual agreement, after you cease to be an employee of the Company, the Company may wish to engage your services for specific project based work. If such services are engaged, a mutually agreed upon compensation will be paid, but it will not affect any terms of this agreement.

Upon acceptance of this agreement, the Compensation Committee of the Board of Directors has authorized this agreement to supercede all previous employment agreements (however the terms of your Stock Option Agreement and Restricted Stock and the corresponding plans shall remain in full force and effect, except as specifically modified herein). Please sign below to indicate your acceptance.

Sincerely,                                           Agreed to:

/s/ Paul Ricci                                       /s/ Stuart Patterson
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Paul Ricci, CEO                                      Stuart Patterson, President

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